Monthly Statements to the Securityholders
Pursuant to Section 4.01 of the Sale and Servicing Agreement

Wachovia Asset Securitization Inc
2003-HE3

Monthly Period	May 1, 2004 through May 31, 2004
Payment Date	June 25, 2004

Aggregate Amount Collected for the Collection Period
Interest	$1,277,397.58
Principal Collections	$21,058,236.62
Substitution Amounts	$—
Funds from Yield Maintenance Agreement	$—
Additional Draws	$10,858,868.99

Application of Collected Amounts (pursuant to Section 3.05 of the Indenture Agreement)
Applied in the following order of priority:			Factor per 1000
(i) Enhancer Premium		$49,041.60
(ii) A-1 Noteholder’s Interest		$526,254.09	1.0525081849
(iii) Principal Collections to Funding Account		$—
(iv) Excess Spread (during Revolving)		$—
(v) Excess Spread (during AP)		$702,101.89
(vi) Additional Balance Increase from Excess Spread (during MAP)		$—
(vii) A-1 Noteholder’s Principal Distribution		$10,902,091.71	10.9020917
(viii) Enhancer for Prior Draws		$—		Aggregate to Date
(ix) Liquidation Loss Amount		$—		$—
(x) Enhancer		$—
(xi) Interest Shortfalls		$—		$—
(xii) Indenture Trustee		$—
(xiii) Certificates		$—

Balances
			Factor
Beginning A-1 Note Balance		$452,691,692.44	0.9053833849
Ending A-1 Note Balance		$441,789,600.73	0.8835792015
Change		$10,902,091.71	0.0218041834

Beginning Excluded Amount		$—
Ending Excluded Amount		$—
Change		$—

Beginning Pool Balance		$454,504,741.96	0.9089967298
Ending Pool Balance		$444,304,752.14	0.8885970364
Change		$10,199,989.82	0.0203996934

Beginning Principal Balance		$454,504,741.96	0.9089967298
Ending Principal Balance		$444,304,752.14	0.8885970364
Change		$10,199,989.82	0.0203996934

Beginning Certificate Balance		$—
Additional Balance Increase (Draws minus Payments)		$—
Ending Certificate Balance		$—

Beginning Subsequent Transfers		$—
Current Period Transfers		$—
Aggregate Subsequent Transfers		$—

Beginning Funding Account Balance		$—	—
Deposit To (Withdrawal From) Account		$—	—
Ending Funding Account Balance		$—	—

Current Period Liquidation Loss Amount		$622.19	0.0000012444
Aggregate Liquidation Loss Amount		$622.19	0.0000012444

Current Net Excess Spread Percentage		0.1551%
2 Month Average Net Excess Spread Percentage		0.1667%
3 Month Average Net Excess Spread Percentage		0.1735%

Delinquencies
	#	$—
Two statement cycle dates:	1	$28,312.31
Three statement cycle dates:	—	$—
Four statement cycle dates:	1	$28,535.81
Five statement cycle dates:	—	$—
Six statement cycle dates:	—	$—
Seven + statement cycle dates:	1	$14,431.76
Foreclosures (included in aging above)	—	$—
REO	—	$—
Liquidation Loss Amount	1	$622.19

Wachovia Bank, National Bank
as Administrator

Additional Information		UPB of 3 Largest Loans
Net WAC Rate	3.21%	$685,172.55
Overcollateralization Target	$5,042,967.57	$708,027.84
Beginning Overcollateralization	$1,813,049.52	$818,686.31
Overcollateralization Amount	$2,515,151.41
Funding Account Ending Balance	$—

		Interest Shortfalls	None
Gross CPR (1 mo. Annualized)	43.408%	Deficiency Amounts	None
Net CPR (1 mo. Annualized)	23.844%	Stepdown Event?	No
Draw Rate (1 mo. Annualized)	25.186%	LIBOR		1.1000%
WAM	211.43	Net Note Rate		1.3500%
AGE	25.06

Allocation of Collected Funds

Interest Collections		Principal Collections
Total Collected	$(1,466,774.56)	Total Collected		$(21,058,236.62)
Yield Maintenance Amount	$—	A-1 Principal		$10,902,091.71
Servicing Fee	$189,376.98	Add'l Balance Increase		$—
Enhancer Premium	$49,041.60	Net Draws		$10,858,246.80
Additional Balance Interest	$—	Funding Account		$—
A-1 Interest	$526,254.09	Excess as principal		$(702,101.89)
Excess Interest	$702,101.89	Net		$0.00
Net	$—